Exhibit 10.23

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 30th day of January, 2007 (the “Effective Date”), between IDAHO GENERAL MINES, INC. (the “Company”), and ANDREW J. RUSSELL (“Employee”).

WITNESSETH

WHEREAS, the Company is in the mining business and wishes to retain the services of the most highly qualified mining professionals; and

WHEREAS, Employee has been an employee of the Company since August 16, 2006, serving as a Senior Manager Permitting and Technical; and

WHEREAS, Employee has been the Senior Manager of Permitting and Technical of the Company since that date; and

WHEREAS, the Company desires to restate its employment arrangement with Employee and employ Employee as its Director of Projects and Operations (“DPO”); and

WHEREAS, Employee desires to by employed by the Company as its DPO all on the terms and conditions provided herein; and

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and promises of the parties contained herein, the Company and Employee enter into this Agreement and agree as follows:

1.             DESCRIPTION OF SERVICES

1.1           Employer is a resident of Arizona and the Company understands his base of operation as DPO will be from the Phoenix, Arizona area.  Employee understands that despite the foregoing, his duties will require extensive travel to, without limitation, the location of the Company assets and its headquarters.  Employee shall, to the best of his ability, industriously and faithfully perform the responsibilities as DPO of the Company.  Employee shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of Company.  Employee represents and warrants that he has the necessary knowledge and experience to competently and professionally accomplish the duties of DPO as outlined in this Agreement.

1.2           Subject to the direction of the Chief Executive Officer, Employee’s duties as DPO of the Company, at the Company’s sole discretion, may include from time to time, without limitation, any or all of the following:

(a)           Overall management of all day-to-day Company operations;

(b)           Management of all staffing requirement for Company day-to-day operations;

(c)           Development of budgets and forecasts fat-review and adoption by the Company for all day-to-day operations of the Company;

(d)           Management of all Company day-to-day operations within budgets adopted by the Company from time to time;

(e)           Attainment of goals adopted by the Company for its day-to-day operations; and

(f)            Such other duties that may be assigned to Employee from time to time by the Company.

Employee’s duties shall also include other obligations as set forth elsewhere in this Agreement.

1.3           Except with the prior written consent of the Company, Employee will not during the term of this Agreement undertake or engage in any other employment or occupation.  It is understood that Russell is an owner in two businesses unrelated to the Company and that these entities are in no way in market competition with the Company.  Such entities do from time to time require the tertiary involvement of Russell.  This provision shall not preclude membership in professional societies, lecturing or the acceptance of honorary positions, that are in any case incidental to Employee’s employment by the Company and which are not adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

2.             TERM OF AGREEMENT/EARLY TERMINATION

2.1           Subject to the provisions for early termination as hereinafter provided, the term of this Agreement shall commence as of the Effective Date and shall terminate automatically thirty-six (36) months after the Effective Date (the “Term”) unless the parties, prior to the end of the Term, enter into a written agreement renewing or extending this Agreement.

2.2           Despite the Term of this Agreement set forth in Section 2.1 above, the Company shall have the right to earlier terminate this Agreement:

(a)           at any time without Cause upon thirty (30) days prior written notice.  In such case, Employee will receive, as the only obligation of the Company to Employee, any portion of his Base Compensation (as defined in Section 3.1) earned through the date of termination, but not yet paid to Employee, plus a severance payment equal to eighteen (18) months of his annual Base Compensation and any declared bonus(es) not yet paid.  Upon termination, any granted stock options, warrants and stock grants will immediately vest.

(b)           at any time with Cause without notice.  In such case, Employee will receive, as the only obligation of the Company to Employee, his Base Compensation earned through the date of termination but not yet paid to Employee.  For the purposes of this Agreement and except as set forth elsewhere herein, Cause shall mean the good faith determination by the Company that:

(i)            Employee has committed a material breach of an obligation to the Company under the terms of this Agreement;

(ii)           Employee has neglected, failed or refused to perform his duties hereunder (other than as a result of physical or mental illness);

(iii)          Employee has failed to timely progress towards the goals assigned to Employee by the Company from time to time;

(iv)          Employee has committed an act of personal dishonesty including, without limitation, an act or omission intended to result in personal enrichment of Employee at the expense of the Company;

(v)           Employee has committed a willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or Employee’s reputation or business relationships;

(vi)          Employee has perpetrated an intentional fraud against or affecting the Company or any customer, supplier, client, agent, or employee thereof; or

(vii)         Employee has been convicted (including conviction on a nolo contendere, no contest, or similar plea) of a felony or any crime involving fraud, dishonesty, or moral turpitude.

With respect to any of the matters set forth in (i) - (iii) above, the Company must give Employee notice of the deficiency and a reasonable opportunity to correct the deficiency prior to termination.  In the event that the Company has given notice of a deficiency and makes a determination that the deficiency has not been cured within a reasonable period of time, Employee’s employment may be terminated for Cause.

(c)           automatically upon the death of Employee.  In such event, the Company shall pay Employee’s estate the Base Compensation earned through the date of his death but not yet paid to Employee, any declared bonus(es) not yet paid and Base Compensation through the Term of this Agreement.  Upon Employee’s death, any granted stock options, warrants and stock grants held by Employee shall immediately vest and be exercisable by Employee’s heirs, executors, administrators or personal representatives in accordance with the then current Stock Option Plan of the Company.

(d)           automatically upon the inability of Employee to satisfactorily perform the duties set forth in Section 1.2 or as assigned to him by the Company from time to time by reason of mental or non-industrial physical illness or injury not amounting to a disability under the applicable law, for a period of one hundred eighty (180) days.  In such event, the Company shall pay Employee the Base Compensation earned but unpaid to Employee through the date of termination and any declared bonus(es) not yet paid.  Upon such inability, any granted stock options, warrants and stock grants will immediately vest.

(e)           automatically upon a Change of Control, in which event the Company shall pay to Employee one hundred thirty-eight percent (138%) of his annual Base Compensation, plus one hundred thirty-eight percent (138%) of his annual budgeted bonus.  Furthermore, all granted stock options, grants and warrants will vest upon the effective date of the closing of the Change of Control event.  For the purposes of this Agreement, Change of Control shall mean:

(i)            The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2.2(e)), the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company;

(ii)           Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or the acquisition of assets or stock of another entity by the Company (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the outstanding Company common stock and the outstanding Company voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the outstanding Company common stock and the outstanding Company voting securities, as the case may be, and (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirection, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination;

(iii)          A transfer, sale or disposition of all or substantially all of the operating assets of the Company to an unrelated party;

(iv)          Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(v)           Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board.

2.3           Despite the Term of this Agreement set forth in Section 2.1 above, Employee shall have the right to terminate this Agreement upon ninety (90) days prior written notice to the Company for any reason provided the Company may waive the notice period.  In such event, Employee will receive as the sole obligation of the Company to Employee his Base Compensation earned through the date of termination but not yet paid to Employee.

2.4           Russell shall be entitled to terminate his employment with the Company for “Good Reason,” in which case Russell will receive as the only obligation of the Company to Russell any portion of his Base Compensation earned through the date of termination, but not yet paid to Russell, plus a severance payment equal to one (1) year of his annual Base Compensation, plus all granted stock options, grants and warrants shall automatically vest.  For purposes of this Agreement, “Good Reason” shall mean (i) a substantial diminution in Russell’s duties; (ii) any direction or requirement that Russell engage in conduct that could reasonably be construed to violate local, state or federal law; and (iii) failure to pay base salary due pursuant to this Agreement in a timely manner.

Following any notice of termination, each party shall cooperate with the other in all matters relating to the winding up of Russell’s work on behalf of the Company.

3.             COMPENSATION.

3.1           Base Compensation.  During the Term hereof, Base Compensation shall be payable to Employee based on an annual rate of Two Hundred Thousand Dollars ($200,000.00).  Said Base Compensation shall be payable monthly in arrears in accordance with the Company’s regular payroll procedures, policies and practices.  Base Compensation shall be reviewed and adjusted annually by the Company as it deems appropriate.

3.2           Incentive Compensation.

(a)           Initial Stock Option.  The Company will grant Employee options to purchase One Hundred Forty Thousand (140,000) Shares of Common Stock in the Company on the Effective Date of this Agreement at the Shares’ public price.  This option will vest upon the effective date of this Agreement.  An option of an additional Sixty Thousand (60,000) Shares of Common Stock previously granted Employee will vest pursuant to a Stock Option Agreement previously executed by the parties.

(b)           Annual Bonus.  On the condition that the Company, in good faith, determines that Employee diligently pursued the goals, tasks and/or projects assigned to him from time to time and the results of his efforts for the Company have otherwise been satisfactory, the Company will pay to Employee, on or before forty-five (45) days following Employee’s initial twelve (12) months with the Company and on or before forty-five (45) days after the second twelve (12) months with the Company and upon the last day of this Agreement, so long as Employee remains an employee of the Company on the date the bonus payment was earned, an annual bonus in the amount of no less than fifty percent (50%) of Employee’s Base Compensation for the foregoing twelve (12) month period.

(c)           2007 Performance Bonus and Restricted Stock Grant.  On the condition that the Company completes a “Bankable Engineering Document” as determined by the Board of Directors of the Company during calendar year 2007, the Company will pay to Employee Fifteen Thousand Dollars ($15,000.00) and grant to Employee a Restrictive Stock Grant of Ten Thousand (10,000) Shares of Common Stock in the Company, all within forty-five (45) days of the end of calendar year 2007 and which Restricted Stock Grant will be provided pursuant to a Restricted Stock Grant Award Agreement.

(d)           2007 Water Rights Bonus and Restricted Stock Grant.  On the condition that the Company obtains water rights in calendar year 2007, or following the State Water Rights Hearing, whichever occurs later, from private entities and/or the applicable governmental entity which, together, are sufficient to meet the Mount Hope Mine requirements when in full operation and in any event not less than the total available for purchase or allocable by the applicable government entity, the Company will pay to Employee Twenty Thousand Dollars ($20,000.00) and grant to Employee a Restricted Stock Grant of Twenty Thousand (20,000) Shares of Common Stock in the Company, all within forty-five (45) days of the acquisition of the water right and which Restricted Stock Grant will be provided pursuant to a Restricted Stock Grant Award Agreement.

(e)           2008 Performance Bonus and Restricted Stock Grant.  On the condition that the Company receives a favorable Record of Decision on the Mount Hope Mine (the “ROD”) within the term of this Agreement, the Company will pay to Employee Fifty Thousand Dollars ($50,000.00) and grant to Employee a Restricted Stock Grant of Twenty Thousand (20,000) Shares of Common Stock in the Company, all within forty-five (45) days of the receipt of the ROD, which Restricted Stock Grant will be provided pursuant to a Restricted Stock Grant Award Agreement.

(f)            Completion of Financing of Mount Hope Mine.  If during the term of this Agreement the Company obtains sufficient financing to commence operation of the Mount Hope Mine, Employee shall be eligible for a bonus in an amount as determined by the Company, but no less than One Hundred Thousand Dollars ($100,000.00), taking into account Employee’s contribution to this effort.

(g)           Commencement of Mining Operations at Mount Hope Mine.  If during the term of this Agreement or six (6) months thereafter, the Mount Hope Mine shall become operational, the Company shall pay to Employee Two Hundred Thousand Dollars ($200,000.00) and grant to Employee a Restricted Stock Grant of Forty Thousand (40,000) Shares of Common Stock in the Company, all within forty-five (45) days of the Mount Hope Mine becoming operational, which Restricted Stock Grant will be provided pursuant to a Restricted Stock Grant Award Agreement.

The decision as to whether the Company has achieved any of the goals set forth pursuant to this Section 3.2 shall be determined by the Company’s Board of Directors.  The Restricted Stock Grant Award Agreement shall mean the Restricted Stock Grant Award Agreement prepared by the Company for Restricted Stock Grants to employees of the Company as amended from time to time.

3.3           Business Expenses/Reimbursement of Disallowed Expenses.  The Company shall also reimburse Employee for other reasonable and necessary business expenses in connection with the performance by Employee of his duties or services hereunder, including business, entertainment and travel, subject to compliance with such policies regarding expenses and expense reimbursements as may be adopted from time to time by the Company.  If any compensation payment, medical reimbursement, employee fringe benefit, expense allowance payment or other expense incurred by the Company for the benefit of Employee is disallowed in whole or in part as a deductible expense of the Company for federal or state income tax purposes, Employee shall reimburse the Company, upon notice and demand, to the full extent of the disallowance.  In lieu of payment by Employee to the Company, Employee authorizes the Company to withhold amounts from Employee future compensation payments until the amount owed to the Company has been fully recovered.  The Company shall not be required to legally defend any proposed disallowance and the amount required to be reimbursed by Employee shall be the amount, as finally determined by agreement or otherwise, which is actually disallowed as a deduction.  This legally enforceable obligation is in accordance with the provisions of Revenue Ruling 69-115 and is for the purpose of entitling Employee to a business expense deduction for the taxable year in which the repayment is made to the Company.  In this manner, the Company shall be protected from having to bear the entire burden of a disallowed expense item.

3.4           Fringe Benefits.  During the term of Employee’s employment by Company, Employee shall be entitled to participate in the retirement and health and welfare benefits offered generally by Company to its employees, to the extent that Employee’s position, tenure, salary, health, and other qualifications make Employee eligible to participate.  Employee’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time.  Company does not guarantee the adoption or continuance of any particular employee benefit during Employee’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of Company, to amend, modify or terminate any of its benefits during the Term of this Agreement.  Employee also will be entitled to all normal and customary perquisites of employment, including paid-time-off, available to employees of the Company at Employee’s level, subject to the stated terms and conditions of such perquisites.

4.             DISCLOSURE OF INFORMATION

4.1           Employee acknowledges that he will receive access to confidential and proprietary business information or trade secrets (“Confidential Information”) about the Company, that this information was obtained by the Company at great expense and is zealously guarded by the Company from unauthorized disclosure, and that Employee’s possession of this special knowledge is due solely to Employee’s employment with the Company.  In recognition of the foregoing, Employee will not at any time during employment or following termination of employment for any reason, disclose, use or make otherwise available to any third party any Confidential Information relating to the Company’s business, including its products, production methods and development; manufacturing and business methods and techniques; trade secrets, data, specifications, developments, inventions, engineering and research activity; marketing and sales strategies, information and techniques; long and short term plans; current and prospective dealer, customer, vendor, supplier and distributor lists, contacts and information; financial, personnel and information system information; and any other information concerning the business of the Company which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of Employee’s duties for the Company.

4.2           Upon termination of employment with the Company, Employee shall deliver to a designated Company representative all records, documents, hardware, software, and all other Company property in whatever form and all copies thereof in Employee’s possession.  Employee acknowledges and agrees that all such materials are the sole property of the Company and that Employee will certify in writing to the Company at the time of termination that Employee has complied with this obligation.

5.             DISCLOSURE AND ASSIGNMENT OF INVENTIONS

5.1           Employee agrees to promptly disclose to the Company inventions, ideas, processes, writings, designs, developments and improvements, whether or not protectable under the applicable patent, trademark or copyright statutes, which Employee makes, conceives, reduces to practice or learns during the period of employment by Company, either alone or jointly with others, relating to any business in which the Company, during the period of Employee’s employment, is or may be concerned (“the Inventions”).  Such disclosures shall be made by Employee to the Company in a written report, setting forth in detail the structures, procedures and methodology employed and the results achieved.

5.2           Consistent with and to the extent permitted by applicable law, Employee hereby assigns and agrees to assign to the Company all rights in and to the Inventions and proprietary rights therein, based thereon or related thereto, including, but not limited to, applications for United States and foreign patents and resulting patents.

5.3           Employee further agrees, without charge to the Company but at its expense, to assist the Company in every proper way and execute, acknowledge and deliver, during and after employment by the Company, all such documents necessary and perform such other legal acts as may be necessary, in the opinion of the Company, to obtain or maintain United States or foreign patents or other proprietary protection, for any and all Inventions made during his employment by the Company in any and all countries, and to vest title therein to the Company.

5.4           Employee acknowledges notice from the Company that this foregoing obligation to assign rights in and to any Inventions does not apply to an Invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on Employee’s own time and (1) which does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development; or (2) which does not result from any work performed by Employee for the Company.

5.5           Employee further agrees that prior to separation from employment with the Company for any reason, Employee shall disclose to the Company, in a written report, all Inventions, the rights to which Employee has agreed to assign to the Company under 5.1 and 5.2 above, and which Employee has not previously disclosed.

6.             RESTRICTIVE COVENANTS

6.1           Non-Solicitation.

(a)           Employee specifically acknowledges that the Confidential Information described in 4.1 includes confidential data pertaining to current and prospective customers of the Company, that such data is a valuable and unique asset of the Company’s business and that the success or failure of the Company’s specialized business is dependent in large part upon the Company’s ability to establish and maintain close and continuing personal contacts and working relationships with such customers and to develop proposals which are specifically designed to meet the requirements of such customers.  Therefore, during Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, except on behalf of he Company or with the Company’s prior written consent, Employee is prohibited from soliciting, either directly or indirectly, on his own behalf or on behalf of any other person or entity, all such customers with whom Employee had contact during the twenty-four (24) months preceding Employee’s termination of employment.

(b)           Employee specifically acknowledges that the Confidential Information described in 4.1 also includes confidential data pertaining to current and prospective employees and agents of the Company, and Employee further agrees that during Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Employee will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee or agent of the Company or solicit any of the Company’s employees or agents to terminate their employment or agency with the Company.

(c)           Employee specifically acknowledges that the Confidential Information described in 4.1 also includes confidential data pertaining to current and prospective vendors and suppliers of the Company, Employee agrees that during Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Employee will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, any Company vendor or supplier for the purpose of either providing products or services to competitors of the Company, as described in 6.1(b), or terminating such vendor’s or supplier’s relationship or agency with the Company.

(d)           Employee further agrees that, during Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Employee will do nothing to interfere with any of the Company’s business relationships.

6.2           Non-Competition.

(a)           Employee represents to the Company that Employee is not a party to any agreement with a prior employer or otherwise which would prohibit Employee from employment with the Company.  Employee further represents that he has provided to the Company copies of any and all agreements (e.g., non-competition, non-solicitation, or non-disclosure agreements) that might limit Employee’s ability, in any way, to perform the duties of Employee’s position on behalf of the Company, and Employee agrees to act at all times on behalf of the Company in a manner consistent with any such agreements.  Employee acknowledges and understands that the

Company will have no obligation to provide legal representation to Employee in the event a prior employer or other third party brings or threatens to bring an action against Employee for violating any such agreements; that the Company may elect, at its sole discretion, to provide legal representation to Employee but Employee may be required to reimburse the Company for any legal expenses paid on Employee’s behalf in the event Employee is found to have violated any such agreements; and that Employee may be terminated in the event the Company determines that Employee may have violated any such agreements.  Despite anything to the contrary herein, termination based upon the Company’s determination that Employee has violated this Section 6.2 shall be considered termination for Cause.

(b)           Employee covenants and agrees that during Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, he will not, in any geographic market or in the molybdenum market anywhere which Employee worked on behalf of the Company during the twenty-four (24) months preceding his termination of employment, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant or in any other capacity, a business competitive with that conducted by the Company.  A “business competitive with that conducted by the Company” shall mean any business or activity involved in the discovery or mining of molybdenum.  To “engage in or carry on” shall mean to have ownership in such business or consult, work in, direct or have responsibility for any area of such business, including but not limited to the following areas:  operations, sales, marketing, manufacturing, procurement or sourcing, purchasing, customer service, distribution, product planning, research, design or development.

(c)           For the twelve (12) months following termination of employment for any reason, Employee certifies and agrees that he will notify the President/CEO of the Company of his employment or other affiliation with any potentially competitive business or entity prior to the commencement of such employment or affiliation.

7.             NOTICES

Any notice, consent, approval, request, demand or other communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (i) if personally delivered or if delivered by telex or telecopy with electronic confirmation when actually received by the party to whom sent, or (ii) if delivered by mail (whether actually received or not), at the close of business on the fifth business day next following the day when placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

If to Employee:	Andrew J. Russell
3265 South Oleander Drive
Chandler, AZ 85248
Fax No. 520-901-1694

If to Employer:	Robert L. Russell, Chairman
Idaho General Mines, Inc.
10 North Post Street
Spokane, WA 99201
Fax No. 509-838-0457

Copy to:	Michael F. Nienstedt, Esq.
Witherspoon, Kelley, Davenport & Toole, P.S.
U.S. Bank Building
422 West Riverside Avenue, Suite 1100
Spokane, WA 99201-0302
Fax No. 509-458-2728

(or to such other address as any party shall specify by written notice so given)

8.             LEGAL REQUIREMENTS

Employee represents and warrants that, during the term of this Agreement (and thereafter for so long as Employee remains an employee of the Company), Employee shall comply with all legal requirements imposed by Environmental Laws imposed by any local, state or federal authority and the rules and regulations promulgated by any such entity.  For the purposes of this Agreement, Environmental Law shall mean all local, state or federal law, now or hereafter existing, that relate to health, safety or environmental protection.  Employee shall use his best efforts to comply in all material respects with, and shall use his best efforts, within the scope of his duties, to cause the Company to comply with, all other applicable laws and regulations governing the Company including, without limitation, all environmental laws and regulations.

9.             NO IMPLIED WAIVERS

Neither party shall waive any breach of any provision of this Agreement except in writing, nor shall any waiver so granted in any single instance not thereby be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

10.           HEADINGS

The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof, nor to affect the meaning thereof.

11.           GOVERNING LAW; JURISDICTION

This Agreement shall be governed by and construed under Idaho law, without regard to its conflict of laws principles.  The parties agree that any litigation in any way relating to this Agreement shall be venued in either federal or state court in Shoshone County, Idaho, and Employee hereby consents to the personal jurisdiction of these courts and waives any objection that such venue is inconvenient or improper.

12.          WAIVER OF JURY TRIAL

TO THE FULLEST EXTENT PERMITTED BY LAW, EMPLOYEE AND COMPANY HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ENFORCEMENT THEREOF.

13.           COMPLETE AGREEMENT - AMENDMENTS - PRIOR AGREEMENTS

The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.  This Agreement supersedes any and all prior agreements among the Company and Employee with respect to the matters covered.

14.           INVALIDITY

The invalidity or lack of enforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all other respects as though such invalid or unenforceable provisions were permitted.  Moreover, the parties agree to replace or have a Court replace such invalid provisions with a substitute provision that will satisfy the intent of the parties.

15.           SURVIVAL

Upon the expiration or termination of this Agreement for any reason, the provisions of this Section and the covenants of the parties herein shall survive and remain in full force and effect.

16.           BINDING OBLIGATIONS

The Employee and the Company acknowledge and understand that, unless expressly stated above, Employee’s obligations hereunder shall not be affected by the reasons for, circumstances of, or identity of the party who initiates the termination of Employee’s employment with the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below, effective as of the date first set forth above.

COMPANY:

IDAHO GENERAL MINES, INC.

By:	/s/ Robert L. Dumont 1/31/07
Its:	CFO

EMPLOYEE:

/s/ Andrew J. Russell Jan 31, 2007
ANDREW J. RUSSELL